                                                                     EXHIBIT 4.3
                                                                       EXHIBIT A

                              FORM OF DISCOUNT NOTE

                              [FACE OF GLOBAL NOTE]

                             KABELMEDIA HOLDING GMBH

                      [ _ ]% Senior Discount Note Due 2006

                                                                     CUSIP [ _ ]

No.  __________                                                    $____________


              Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

              Unless and until it is exchanged in whole or in part for Discount Notes in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.

         Issue Date:       July [ _ ], 1996

         Issue Price (for each $1,000 principal amount): $[ _ ]

         KABELMEDIA HOLDING GMBH, a limited liability company formed under laws of the Federal Republic of Germany (the "Company", which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to _____________________, or its registered assigns, the principal sum of __________________________________ United States dollars
(U.S.$_______) on July __, 2006.

         Interest Payment Dates: [ _ ] and [ _ ], commencing [ _ ], 2001.

         Regular Record Dates: [ _ ] and [ _ ]

         Reference is hereby made to the further provisions of this Discount Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this Discount Note to be signed manually or by facsimile by its duly authorized officers.

Date:                                  KABELMEDIA HOLDING GMBH



[seal]                                 By
                                         ---------------------------------------
                                               Name:
                                               Title:

                                       By
                                         ---------------------------------------
                                               Name:
                                               Title:

                (Form of Trustee's Certificate of Authentication)

This is one of the [ _ ] % Senior Discount Notes Due 2006 of Kabelmedia Holding GmbH described in the within-mentioned Indenture.

Date:                                 THE BANK OF NEW YORK, as Trustee

                                      By
                                         ---------------------------------------
                                                 Authorized Signatory

                         [REVERSE SIDE OF DISCOUNT NOTE]

                             KABELMEDIA HOLDING GMBH

                          SENIOR DISCOUNT NOTE DUE 2006

         1. Principal and Interest. The Company will pay the principal of this Discount Note on July [___], 2006.

         The Company promises to pay interest on the principal amount of this Discount Note on each Interest Payment Date commencing [ _ ], 2001 as set forth below, at the rate per annum shown on the face of this Discount Note.

         Interest will be paid semi-annually in arrears (to the holders of record of the Discount Notes at the close of business on [ _ ] or [ _ ] immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing [ _ ], 2001.

         Interest on the Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [ _ ], 2001; provided that, if there is no existing default in the payment of interest and if this Discount Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         The principal of this Discount Note shall not bear or accrue interest until [ _ ], 2001 and no interest shall be payable on such principal prior to [ _ ], 2001, except in the case of a default in payment of principal upon acceleration, redemption or purchase and, in such case, the overdue principal and any overdue Premium shall bear interest and such interest shall be payable as provided in the next succeeding paragraph, and original issue discount will continue to accrete until paid or duly provided for.

         The Company shall pay interest on overdue principal and Premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate of [ _ ]%. Any such interest shall be payable on demand and shall be compounded semiannually on each [ _ ] and [ _ ].

         2. Method of Payment. The Company will pay interest on the Discount Notes (except defaulted interest) to the Persons who are registered Holders of Discount Notes at the close of business on [ _ ] or [ _ ] next preceding the Interest Payment Date and on the 15th day (whether or not a Business Day) next preceding the date of maturity. Holders must surrender Discount Notes to a Paying Agent to collect principal payments. The Company will pay principal, Premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. All such amounts on any Discount Notes will be payable at the corporate trust office or agency of the Trustee in The City of New York maintained for such purposes. In addition, interest on Discount Notes may be paid by check payable in United States dollars mailed to the person entitled thereto as shown on the register for the Discount Notes. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

         3. Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice. Neither the Company nor any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

         4. Indenture. The Company issued the Discount Notes under an Indenture dated as of July [ _ ], 1996 (the "Indenture") between the Company and the Trustee. This Discount Note is one of an issue of Discount Notes of the Company issued, or to be issued, under the Indenture. The terms of the Discount Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb), as amended from time to time. The Discount Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of all such terms. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Discount Note and the terms of the Indenture, the terms of the Indenture shall control.

         The Discount Notes are unsecured obligations of the Company limited in aggregate principal amount at maturity to U.S. $[ _ ].

         5. Restrictive Covenants. The Indenture limits, among other things, the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries, the making of Restricted Payments, the incurrence of restrictions affecting dividends and other payments by Restricted Subsidiaries, the issuance and sale of Capital Stock of Restricted Subsidiaries, the issuance of Guarantees by Restricted Subsidiaries, transactions by the Company and the Restricted Subsidiaries with their respective Affiliates, the Incurrence by the Company or Restricted Subsidiaries of Liens securing certain Indebtedness, the use of proceeds from Asset Sales and the ability of the Company to merge with or into another entity or transfer substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions. The Company must report to the Trustee annually on compliance with the limitations contained in the Indenture.

         6. Additional Amounts. The Company will pay to the Holders of Discount Notes such Additional Amounts as may become payable under Section 4.17 of the Indenture.

         7. Optional Redemption. The Discount Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after [ _ ], 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12-month period commencing [ _ ], 2001 of the years set forth below:

                          Year                      Redemption Price
                          ----                      ----------------
                                                            %

                                                            %

                                                            %


         8. Redemption Upon Public Equity Offering or Sale to Strategic Equity Investors. In the event of the first to occur prior to [ _ ], 2001 of (i) a Public Equity Offering for gross proceeds of DM [ _ ] million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) or more or
(ii) a sale or series of related sales by the Company of its Common Stock to one or more Strategic Equity Investors for an aggregate purchase price of DM [ _ ] million (or, if non-Deutsche Mark denominated, the Deutsche Mark Equivalent thereof) or more, the Company may, at its option, use all or any portion of the proceeds thereof to redeem up to a maximum of [ _ ]% of the original aggregate principal amount at maturity of the Discount Notes at a redemption price equal to [ _ ]% of the Accreted Value of the Discount Notes (determined at the redemption date). Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days following such Public Equity Offering or the most recent such sale to a Strategic Equity Investor, as the case may be. The determination of whether a "series of related sales" has occurred to one or more Strategic Equity Investors that permits a redemption of the Discount Notes under this paragraph will be made by the Company. The Trustee will become aware of any such occurrence upon receipt of the notice of redemption.

         9. Redemption for Changes in Withholding Taxes. The Discount Notes will be subject to redemption as a whole, but not in part, at the option of the Company at any time on or after [ _ ], 2001 at 100% of the principal amount at maturity thereof, together with accrued interest thereon to the Redemption Date, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Discount Notes, any Additional Amounts as a result of a change in laws (including any regulations promulgated thereunder) or in the interpretation or administration thereof, if such change is announced and becomes effective on or after the Issue Date.

         10. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the Holder of the Global Discount Note and to each Holder of Definitive Registered Discount Notes to be redeemed at such Holder's registered address as it appears in the Register. Discount Notes in denominations greater than U.S.$1,000 in principal amount at maturity may be redeemed in part. On and after the Redemption Date, unless the Company defaults in making the redemption payment, the principal amount of Discount Notes called for redemption will cease to accrete (if such redemption occurs prior to [ _ ], 2001), or interest on Discount Notes called for redemption will cease to accrue (if such redemption occurs on or after [ _ ], 2001).

         11. Repurchase upon Change in Control. Upon the occurrence of a Change of Control, each Holder shall have the right to require the repurchase of its Discount Notes by the Company in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the Accreted Value thereof (determined at the date of purchase) if such purchase is prior to [ _ ], 2001 or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest on such principal amount at maturity, if any, to the date of purchase if such purchase is on or after [ _ ], 2001 (the "Change of Control Payment").

         A notice of such Change of Control will be mailed within 30 days after any Change of Control occurs to each Discount Noteholder at such Holder's address as it appears in the Register. Discount Notes in original denominations larger than $1,000 may be sold to the Company in part. On and after the Change of Control Payment Date, the principal amount of the Discount Notes or portions of Discount Notes surrendered for purchase by the Company will cease to accrete if such purchase is prior to [ _ ], 2001 or interest will cease to accrue on the Discount Notes or portions of Discount Notes surrendered for purchase by the Company if such purchase is on or after [ _ ], 2001 unless the Company defaults in the payment of the Change of Control Payment.

         12. Repurchase upon Certain Asset Sales. Upon the occurrence of an Asset Sale resulting in an aggregate amount of Excess Proceeds in excess of DM 20 million, the Company shall be required to make an offer to purchase from all Holders of Discount Notes that quantity of Discount Notes that can be purchased with such aggregate amount of Excess Proceeds at a purchase price equal to 100% of the Accreted Value thereof (determined at the date of purchase) if such purchase is prior to [ _ ], 2001 or 100% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase if such purchase is on or after [ _ ], 2001 and according to the procedures set forth in the Indenture.

         13. Denominations, Transfer, Exchange. The Discount Notes are in registered form, in each case without coupons and only in denominations of $1,000 of principal amount at maturity and integral multiples thereof. Any Person receiving Discount Notes in registered form other than at its own request will not be obligated to pay or to otherwise bear the cost of any tax or governmental charge or any cost or expense of the Trustee, the Registrar or DTC, relating to insurance, postage, transportation or any similar charge, which will be solely the responsibility of the Company. A Holder may transfer or exchange Discount Notes in accordance with the Indenture. No service charge will be made for any registration of transfer or exchange of any Debenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Discount Notes selected for redemption (except, in the case of a Discount Note to be redeemed in part, the portion of the Discount Note not to be redeemed). Also, it need not register the transfer or exchange of any Discount Note for a period of 15 days before a selection of Discount Notes is to be redeemed is made. In the event of the redemption (or repurchase) of this Discount Note in part only, a new Discount Note or Discount Notes for the unredeemed (or unpurchased) portion hereof will be issued in the name of the Holder hereof upon cancellation hereof.

         14. Persons Deemed Owners. The Holder of this Discount Note shall be treated as the owner of this Discount Note for all purposes.

         15. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless "abandoned property" law designates another Person.

         16. Amendment, Supplement, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Discount Notes, amend, waive or supplement the Indenture or the Discount Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and making any change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Discount Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount at maturity of the outstanding Discount Notes, subject to certain exceptions requiring the consent of the Holders of the particular Discount Notes to be affected.

         17. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Discount Notes and the Indenture and the transaction complies with the terms of Article V of the Indenture, the predecessor corporation, except as provided in Article V, will be released from those obligations.

         18. Defaults and Remedies. The following events will be defined as "Events of Default" in the Indenture: (i) default in the payment of principal of or Premium on any Discount Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (ii) default in the payment of interest on any Discount Note when the same becomes due and payable, and such default continues for a period of 30 days; (iii) failure to perform or comply with the provisions of Section 5.1 of the Indenture relating to the Consolidation or Merger of or sale of assets by the Company; (iv) failure by the Company to repurchase Discount Notes at the conclusion of the Change of Control Offer or Excess Proceeds Offer; (v) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Discount Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Discount Notes outstanding; (vi) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of DM 10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days following such acceleration and/or
(II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (vii) any final judgment or order for the payment of money in excess of DM 10 million in the aggregate for all such final judgments or orders against all such Persons shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed DM 10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and (viii) certain events of bankruptcy, insolvency, reorganization or administration affecting the Company or any Significant Subsidiary.

         Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.1(a)(viii) or (ix) of the Indenture that occurs with respect to the Company) occurs and is continuing, then the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the then outstanding Discount Notes, may declare all the Discount Notes to be due and payable immediately. If an Event of Default specified in
Section 6.1(a)(viii) or (ix) of the Indenture occurs with respect to the Company, the Default Amount of and any interest on all of the Discount Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Discount Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Discount Notes. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Discount Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

         19. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

         20. No Recourse Against Others. A trustee, Executive Committee member, managing director, officer, employee, stockholder or incorporator, as such, of the Company shall not have any liability for any obligations of the Company under the Discount Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Discount Noteholder by accepting a Discount Note waives and releases all such liability.

         21. Discharge Prior to Redemption or Maturity. The Company's obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the

Discount Notes or upon the irrevocable deposit with the Trustee of U.S. Dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Discount Notes to maturity or redemption, as the case may be.

         22. Authentication. This Discount Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Discount Note.

         23. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/N/A (= Uniform Gifts to Minors Act).

         THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS DISCOUNT NOTE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                           KABELMEDIA HOLDING GMBH
                           Oberer Steinweg 10
                           08523 Plauen
                           Germany

                           Attention: Ben Bartel or Paul Thomason

                            [FORM OF TRANSFER NOTICE]

         FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

- --------------------------------------------------------------------------------

(Insert transferee's social security or tax ID number)
                                                       -------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(Print or type transferee's name, address and zip code) and irrevocably appoint

- --------------------------------------------------------------------------------
agent to transfer this Discount Note on the books of the Company. The agent may substitute another to act for him.

- --------------------------------------------------------------------------------

Date:                                 Signature:
      -------------------------                  -------------------------------
                                      (Sign exactly as your name appears on the other side of this Discount Note)

Signature Guarantee:
                     -----------------------------------------------------------

                       OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Discount Note purchased by the Company pursuant to
Section 4.13 or 4.16 of the Indenture, check the Box: [ ]

If you wish to have a portion of this Discount Note purchased by the Company pursuant to Section 4.13 or 4.16 of the Indenture, state the amount:

                                     U.S. $________________


Date:  ______________________

Your Signature:  _______________________________
(Sign exactly as your name appears on the other side of this Discount Note)

Signature Guarantee: ___________________________

                                                                       EXHIBIT B

                                     FORM OF
                       SUBORDINATION PROVISIONS FOR DEEPLY
                         SUBORDINATED SHAREHOLDER LOANS

         1. Terms defined in the Senior Discount Note Indenture dated as of June [ _ ], 1996 (the "Discount Note Indenture") between Kabelmedia Holding GmbH, a limited liability company formed under the laws of the Federal Republic of Germany, as issuer (the "Company"), and The Bank of New York, as trustee (the "Trustee"), and used herein and not otherwise defined herein have the meanings attributed to such terms in the Discount Note Indenture. As used herein, the term "Relevant Obligor" means the Obligor creating, incurring, assuming or suffering to exist the Indebtedness evidenced by this agreement or instrument ("Intercompany Debt"). The term "Obligor" means any of the Company and any Restricted Subsidiary.

         2. The indebtedness represented by this Intercompany Debt shall be subordinated as follows:

         2.1 Definition of Senior Indebtedness. "Senior Indebtedness" means, at any date all indebtedness under the Discount Notes and the Discount Note Indenture (including without limitation, principal, interest, Additional Amounts, Premium, fees, penalties, indemnities and "post-petition interest" in bankruptcy).

         2.2 Agreement to Subordinate. The Relevant Obligor, for itself and its successors and assigns, and the holder of this Intercompany Debt (in such capacity, the "Intercompany Debt Holder") agrees, that the indebtedness evidenced by this Intercompany Debt (including, without limitation, principal, interest, premium, fees, penalties, indemnities and "post-petition interest" in bankruptcy) is subordinate and junior in right of payment, to the extent and in the manner provided in this Section 2, to the indefeasible prior payment in United States Dollars in full of Senior Indebtedness or due provision therefor. The provisions of this Section 2 are for the benefit of the holders from time to time of Senior Indebtedness, and the Trustee on behalf of such holders, and the Trustee and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they (collectively or singly) may proceed to enforce such provisions.

         2.3 Liquidation; Dissolution; Bankruptcy. (a) Upon any distribution of assets of the Relevant Obligor to creditors or upon a liquidation or dissolution or winding-up of the Company or, if the Relevant Obligor or in a bankruptcy, arrangement with creditors, liquidation, reorganization, insolvency, receivership or similar case or proceeding relating to the Relevant Obligor or its property or other marshalling of property or assets of the Relevant Obligor:

              (i) the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness before the Intercompany Debt Holder shall be entitled to receive any payment of principal of or interest on, or any other amount owing in respect of, this Intercompany Debt;

              (ii) until payment in full of all Senior Indebtedness, any distribution of assets of any kind or character in respect of this Intercompany Debt to which the Intercompany Debt Holder would be entitled but for this Section 2 shall be paid by the Relevant Obligor or by any receiver, trustee in bankruptcy, liquidating trustee, assignee, agents or other Person making such payment or distribution to the holders of Senior Indebtedness, as their interests may appear; and

              (iii) in the event that, notwithstanding the foregoing, any payment or distribution of any kind or character in respect of this Intercompany Debt, whether in cash, property or securities, shall be received by the Intercompany Debt Holder from the Relevant Obligor or from any other source in respect of this Intercompany Debt or set-off against liabilities of the Intercompany Debt Holder to the Relevant Obligor before all Senior Indebtedness is paid in full, such payment or distribution shall be held in trust for the benefit of and shall, at the Intercompany Debt Holder's expense, be paid over to the holders of Senior Indebtedness, as their interests may appear, for application to the payment of all Senior Indebtedness until all Senior Indebtedness shall have been paid in full after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness in respect of such Senior Indebtedness.

              For purpose of this Section 2, "payment in full", with respect to Senior Indebtedness, means the receipt on an irrevocable basis of United States Dollars in an amount equal to the unpaid principal amount of the Senior Indebtedness and Premium, if any, and interest thereon to the date of such payment, together with all other amounts owing with respect to such Senior Indebtedness.

              (b) If the Intercompany Debt Holder does not file proper claims or proofs of claim in the form required in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Relevant Obligor or its property prior to 45 days before the expiration of the time to file such claims then (i) upon the request of the Trustee, the Intercompany Debt Holder shall file such claims and proofs of claim in respect of this Intercompany Debt and execute and deliver such powers of attorney, assignments and proofs of claim as may be directed by the Trustee to enable it to enforce any and all claims upon or in respect of this Intercompany Debt and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of this Intercompany Debt, and (ii) whether or not the Trustee shall take action described in clause (i) above, the Trustee shall nevertheless be deemed to have such powers of attorney as may be necessary to file appropriate claims and proofs of claim and otherwise exercise the powers described above.

              (c) It is hereby agreed that any provision hereof pursuant to which one party holds assets in trust for the benefit of the other party is not intended to (and shall not) constitute, create or give rise to a security interest of any kind in respect of such assets.

              (d) If for any reason a trust in favor of, or a holding of property for, the holders of Senior Indebtedness or the Trustee is invalid or unenforceable, the Intercompany Debt Holder will pay and deliver to the holders of Senior Indebtedness or the Trustee (as the case may be) for application in accordance with paragraph (a)(iii) above an amount equal to the payment, receipt or recovery in cash or in kind which it would otherwise have been bound to hold in trust for or as property of the holders of Senior Indebtedness or the Trustee (as the case may be).

              2.4 Senior Indebtedness. (a) The Relevant Obligor shall not pay any principal, interest or premium on, or any other amount in respect of, this Intercompany Debt, acquire this Intercompany Debt for cash or property (other than capital stock of the Relevant Obligor) or make any loans, advances or extensions of credit to the Intercompany Debt Holder with respect to this Intercompany Debt, or pay or acquire any obligation or liability upon which the Intercompany Debt Holder is the obligor, and the Intercompany Debt Holder shall not ask for, demand, accept, sue, claim, prove for or receive howsoever any payment of any principal, interest or premium on, or any other amount in respect of, this Intercompany Debt or any such cash, property (other than capital stock of the Relevant Obligor), loans, advances or extensions of credit prior to the earlier of (a) the end of the sixth month after the final maturity of the Senior Indebtedness and (b) the payment in full in cash of all Discount Notes (or due provision therefor which results in the discharge of all obligations under the Discount Notes and the Discount Note Indenture.

              (b) If, notwithstanding the foregoing, any payment of any kind or character, whether in cash property or otherwise, shall be received by the Intercompany Debt Holder from the Relevant Obligor or from any other source or set-off against liabilities of the Intercompany Debt Holder to the Relevant Obligor in respect of this Intercompany Debt before all Senior Indebtedness is paid in full, such payment shall be held in trust in accordance with Section 2.3(a)(iii).

              2.5 Subordination May Not Be Impaired. (a) No right of any holder of Senior Indebtedness to enforce the subordination of indebtedness evidenced by this Intercompany Debt shall in any way be prejudiced or impaired or in any way affected by any act or failure to act by the Relevant Obligor or by any act or omission in good faith, by any such holder or the Trustee, or by any non-compliance by the Relevant Obligor with the terms, provisions or covenants herein, regardless of any knowledge thereof which any such holder or the Trustee may have or be otherwise charged with, or by any other act, omission matter or thing which, but for this Section 2.5, would prejudice, impair, reduce, release or otherwise affect the subordination. Neither the subordination of this Intercompany Debt as herein provided nor the rights of the holders of Senior Indebtedness with respect hereto shall be affected by any extension, renewal or modification of the terms, or the granting of any security in respect of, any Senior Indebtedness or any exercise or non-exercise of any right, power or remedy with respect thereto.

              (b) The Intercompany Debt Holder agrees that all indebtedness evidenced by this Intercompany Debt will be unsecured by any Lien upon or with respect to any property of the Relevant Obligor or any Obligor, and that the Intercompany Debt

Holder will not permit to subsist any Liens upon its claim in respect of or upon the proceeds of this Intercompany Debt.

              (c) The Intercompany Debt Holder agrees not to exercise any offset or counterclaim or similar right in respect of the indebtedness evidenced by this Intercompany Debt except to the extent payment of such indebtedness is permitted and will not assign or otherwise dispose of this Intercompany Debt or the indebtedness which it evidences unless the assignee or acquiror, as the case may be, agrees to be bound by the terms of this Section 2.

              (d) The Intercompany Debt Holder waives any right it might have of first requiring any holder of Senior Indebtedness or the Trustee to proceed against or to enforce any other rights or Lien or claim for payment from any person before claiming the benefit of the subordination herein provided for.

              3. Miscellaneous. (a) This Agreement may not be amended or modified in any respect, nor may any of the terms or Provisions hereof be waived, except by an instrument signed by the Relevant Obligor, the Intercompany Debt Holder and the Trustee (with the consent of holders of a majority in aggregate principal amount at maturity of Senior Indebtedness).

              (b) This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of the Trustee and each and every holder of Senior Indebtedness and their respective successors and assigns.

              (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

              (d) The Intercompany Debt Holder and the Relevant Obligor each hereby irrevocably agree that any suits, action or proceedings arising out of or in connection with this Agreement may be brought in any state or federal court sitting in The City of New York and submit and attorn to the non-exclusive jurisdiction of such courts.

              (e) Any payment made by the Intercompany Debt Holder to the holders of Senior Indebtedness may be made to the Trustee under the Discount
Note Indenture.